Exhibit 5.1

April 13, 2007
The Board of Directors QuantRx Biomedical Corporation 100 S. Main Street Doylestown, PA 18901

Re:	Registration Statement on Form SB-2 Opinion of Counsel

Ladies and Gentlemen:

We have acted as legal counsel to QuantRx Biomedical Corporation, a Nevada corporation (the “Company”), with respect to the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on April 13, 2007. The Registration Statement relates to the registration for resale of up to 24,321,501 shares (the “Securities”) of common stock of the Company, $0.001 par value per share (the “Common Stock”).  The Securities consist of (i) 6,099,804 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”) and (ii) 18,221,697 shares of outstanding Common Stock (the “Common Shares”).

We have examined the originals, photocopies,  certified copies or other evidence of such  records of the Company,  certificates  of  officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis  for the  opinion  hereinafter  expressed.  In such  examination,  we have assumed the genuineness of all  signatures,  the  authenticity of all documents submitted to us as certified  copies or photocopies and the  authenticity of the originals of such latter documents.

Based  on our  examination  mentioned  above,  we are of the  opinion  that  the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration  Statement, legally and validly issued, fully paid and non-assessable.

We understand that this letter is to be used in connection with the Registration Statement, as amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.”  In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this letter is to be used in connection with the resale of the Warrant Shares and the Common Shares only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Very truly yours, /s/ Greenberg Traurig, LLP Greenberg Traurig, LLP
Greenberg Traurig, LLP | Attorneys at Law | MetLife Building, 200 Park Avenue | New York, New York 10166 | Tel. 212.801.9200 | Fax 212.801.6400